Exhibit 99.3 - Annual Statement of Compliance for the year
	       ended December 31, 2005

[Wells Fargo logo]					Auto Finance Division
							711 W Broadway Road
							Tempe, AZ 85282



                          OFFICER'S CERTIFICATE


Wells Fargo Bank, N.A., as Servicer for the Banc of America Securities Auto Trust 2005-WF1, certifies that:

	(i)	a review of the activities of the Servicer during the period
		from the Cutoff Date of May 1, 2005 through December 31, 2005 and of its performance under this Agreement has been made under such officer's supervision; and

	(ii)	to the best of such officer's knowledge, based on such
		review, the Servicer has fulfilled all its obligations under this Agreement throughout such period in all material respects.


Wells Fargo Bank, N.A. as Servicer


/s/ Patty Lindsey
Patty Lindsey
Vice President
Servicing Manager - Auto Finance Group